Exhibit 2.2

EXECUTION VERSION

AMENDMENT TO THE

MASTER SALE OF BUSINESS AGREEMENT

DATED November 30, 2023

NEC CORPORATION

and

AVIAT NETWORKS, INC.

CERTAIN PORTIONS OF THIS EXHIBIT WERE REDACTED PURSUANT TO ITEM 601(B)(2)(II) OF REGULATION S-K.

THIS AMENDMENT TO THE MASTER SALE OF BUSINESS AGREEMENT (this Amendment Agreement) is made on November 30, 2023 by and between NEC CORPORATION (registered number 0104-01-022916) whose registered office is at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (the Seller) and AVIAT NETWORKS, INC., whose registered office is at 200 Parker Drive, Suite C100A, Austin, Texas, 78728, United States (the Purchaser).

RECITALS

WHEREAS, the Seller and the Purchaser are party to a certain master sale of business agreement dated May 9, 2023 (the MSBA), under which the parties have agreed to transfer certain assets and liabilities relating to the Business in a number of jurisdictions.

WHEREAS the parties have agreed to delay the transfer of the relevant assets and liabilities connected with the Business in Malaysia to a date subsequent to the date on which Completion as envisaged under the MSBA occurs.

WHEREAS, the Seller and the Purchaser wish to amend certain terms of the MSBA, but otherwise allow the MSBA to continue in full force and effect in accordance with its terms.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

1.	INTERPRETATION

1.1	In this Amendment Agreement, terms capitalised but otherwise undefined shall have the meaning given to them in the MSBA.

2.	AMENDMENTS

2.1	The Seller and the Purchaser agree that with effect from the date of this Amendment Agreement:

(a)	Definitions:

(i)	The following definitions in Schedule 37 (Interpretation) of the MSBA shall be deleted and replaced as follows:

“Assignable Revenue means if Saudi Consent is obtained: (i) […]; or (ii) otherwise […];

Assignment Revenue means the aggregate of the revenue for calendar year 2022 generated by each customer in relation to the Assignable Contracts (using such revenue figures as set forth on Part 2 of Schedule 32) which are Validly Assigned;

Estimated Consolidated Balance Sheet means the consolidated balance sheet set out in Schedule 6 to the Amendment Agreement;

Estimated Separate Balance Sheets means the separate balance sheets set out in Schedule 7 to the Amendment Agreement;

Estimated Working Capital means the Working Capital of the Completion Business at December 31, 2022, which is an amount equal to […];

Saudi Local APA has the meaning given in subparagraph 1 of Part 1 of Schedule 28;

Target Working Capital means […]; and

Transaction Documents means this Agreement (as amended by the Amendment Agreement), the Local APAs, the TSA, the Seller TSA, the Reg. Rights and Lock-Up Agreement, the IPLA, the Trademark Assignment Agreement, the PLA, the Saudi Distribution Agreement, the Malaysia Distribution Agreement, the SADA, the NZDA (if applicable), the Escrow Agreement (if applicable), the MSA, any Contract Transfer Agreement, the CPA Termination Agreement, and any other agreement, document, certificate or instrument to be executed or delivered in connection with the transactions contemplated hereby.”

(ii)	The following new definitions shall be inserted in Schedule 37 (Interpretation) of the MSBA in alphabetical order:

“Amendment Agreement means that certain Amendment to the Master Sale of Business Agreement, dated as of November 30, 2023, by and between Seller and Buyer;

Aviat Malaysia means Aviat Networks Malaysia Sd. Bhd.;

Completion Assets means the Assets other than the Malaysian Assets and the Saudi Assets;

Completion Business means the Business as conducted by the Selling Entities other than NEC Malaysia and NEC Saudi;

Final Long Stop Date means such date as falls on the 15-month anniversary of the Completion Date;

Malaysian Assets means the assets to be sold by the NEC Malaysian to Aviat Malaysia under this Agreement and referred to Part 1 of Schedule 2 of the MSBA excluding, for the avoidance of doubt, the Excluded Assets;

Malaysian Business means the Business as conducted by NEC Malaysia;

Malaysian Business Day means a day other than a Saturday or Sunday or other day on which commercial banks are generally open in Kuala Lumpur, Tokyo, and Austin, Texas for normal business;

Malaysian Cash Consideration means USD2,912,809;

Malaysian Completion means the completion of the sale and purchase of the Malaysian Assets in accordance with the MSBA as amended hereby or the time thereof, as the case may be;

Malaysian Completion Working Capital means the Malaysian Working Capital at Malaysian Completion;

Malaysian Completion NAV means the NAV of the Malaysian Business at the Malaysian Completion, as shown in the Malaysian Completion Balance Sheet;

Malaysian Distribution Agreement has the meaning given to it in subparagraph 1 of Part 2 of Schedule 28 of the MSBA as amended by the Amendment Agreement;

Malaysian Estimated Consideration means the sum of the Malaysian Estimated Cash Consideration and the Malaysian Stock Consideration;

Malaysian Estimated Working Capital means […];

Malaysian Estimated Working Capital Adjustment means an amount, positive or negative, as determined on the date of Malaysian Completion and without duplication, equal to Malaysian Estimated Working Capital minus Malaysian Target Working Capital. For the avoidance of doubt, all amounts included in the calculation of Estimated Net Debt shall not be included in the calculation of Malaysian Estimated Working Capital or the Malaysian Estimated Working Capital Adjustment;

Malaysian Final Consideration means the sum of the Malaysian Final Cash Consideration and the Malaysian Stock Consideration;

Malaysian Local APA has the meaning given to it in subparagraph 2 of Part 2 of Schedule 28 of the MSBA as amended by the Amendment Agreement;

Malaysian Stock Consideration means $1,618,228 in Purchaser Common Stock to be issued by the Purchaser to the Seller on the Malaysian Completion, the number of which shall be determined by dividing $1,618,228 by the volume weighted average of the closing sales prices of the Purchaser Common Stock (as adjusted for stock splits) on all domestic securities exchanges on which the Purchaser Common Stock may at the time be listed averaged over thirty (30) consecutive trading days ending on the day immediately prior to the date of the Malaysian Completion as quoted on NASDAQ;

Malaysian Target Working Capital means […];

Malaysian Working Capital means with respect to the Malaysian Assets, in each case to the extent incurred prior to Malaysian Completion and outstanding immediately prior to Malaysian Completion:

(a)	the aggregate amount in the Malaysian Completion Balance Sheet of all:

(i)	trade receivables;

(ii)	construction work accounts receivables;

(iii)	inventories; and

(iv)	other current assets, excluding any Tax assets (WC items); minus

(b)	the aggregate amount in the Malaysian Completion Balance Sheet of all:

(i)	allowances for doubtful accounts;

(ii)	trade payables;

(iii)	other accounts payable;

(iv)	advances received;

(v)	provisions for product warranties; and

(vi)	other current liabilities, excluding any deferred tax liabilities (WC established to reflect timing differences between book accounting and relevant Tax Law (WC items);

Malaysian Working Capital Adjustment means an amount, positive or negative, as determined on the date of Malaysian Completion and without duplication, equal to Malaysian Completion Working Capital minus Malaysian Target Working Capital. For the avoidance of doubt, all amounts included in the calculation of Net Debt shall not be included in the calculation of Malaysian Working Capital or the Malaysian Working Capital Adjustment.

NEC Malaysia means NEC Corporation of Malaysia SDN. BHD.;

Saudi Completion means the completion of the sale and purchase of the Saudi Arabian Assets in accordance with the MSBA as amended hereby or the time thereof, as the case may be;

Saudi Business means the Business as conducted by NEC Saudi;”

(iii)	The following shall be inserted as a new paragraph to follow paragraph 5 in Schedule 37 (Interpretation) of the MSBA:

“Any reference in this Agreement as amended to Completion or any actions to be taken on or around such time shall be deemed to be in respect of the Completion Business only and where applicable such reference to any obligations of the parties shall apply mutatis mutandis to (i) the Malaysian Business with reference to the Malaysian Completion, and (ii) the Saudi Business with reference to the Saudi Completion; provided, that, for the avoidance of doubt, clause 6.10 and the reimbursement obligation set forth in clause 6.11(b) of the MSBA shall apply solely with respect to the Completion (and not with respect to the Malaysian Completion or the Saudi Completion).”

(b)	Sale and Purchase

(i)	Clause 2.2 of the MSBA shall be deleted and replaced as follows:

“The Purchaser covenants with the Seller that it will (and shall cause the Purchasing Entities to covenant with the Selling Entities that they will) duly and properly perform, assume, pay and discharge when due all Liabilities (i) from and after Completion to the extent arising out of or resulting from the Completion Business, (ii) from and after Malaysian Completion to the extent arising out of or resulting from the Malaysian Business, and (iii) from and after Saudi Completion to the extent arising out of or resulting from the Saudi Business, (in each case, excluding, for the avoidance of doubt, Liabilities related to the Non-Transferring Contracts or Non-Transferring Business Employees and the Excluded Liabilities (as defined below)), whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable as of the Completion Date (or the Malaysian Completion or Saudi Completion as applicable), including, for the avoidance of doubt any such Liabilities arising under any Sales Agreement or

Supply Agreement or Employment Contract with an Automatic Transferring Business Employee (all of the foregoing liabilities and obligations to be so assumed, satisfied or discharged being herein collectively the Assumed Liabilities) and all debts, liabilities and obligations incurred by the Purchaser (and/or by the Purchasing Entities) in connection with the Assets or the Business (except for the Non-Transferring Contracts and the Excluded Liabilities) after Completion (or the Malaysian Completion or Saudi Completion as applicable). ”

(ii)	The first line of clause 2.5 of the MSBA shall be deleted and replaced as follows:

“2.5 The transfer of the Completion Business will be effected at Completion as follows:

(c)	Post-Completion Covenants

(i)	Clause 4.5 of the MSBA shall be deleted and replaced as follows:

“4.5 To the extent reasonably practicable from Completion or otherwise as soon as is reasonably practicable thereafter, the Purchaser shall procure that, replacement or new, bonds or parent guarantees are entered into by the Purchaser with respect to: (i) the performance bonds or guarantees related to the Business set forth on Schedule 33, as updated from time to time by the Seller prior to Completion to reflect any expired bonds or guarantees (or expired underlying Contracts), any renewed bonds or guarantees (in accordance with clause (ii)) and any new bonds or guarantees (in accordance with clause (iii)) (the Performance Bonds); (ii) any new or replacement bonds or guarantees that the Seller or any Selling Entity may have entered into before the Completion Date in replacement or renewal of any of the Performance Bonds, so long as the Seller obtains prior written consent from the Purchaser after providing the Purchaser with the terms of such new or replacement bonds or guarantees (such consent not to be unreasonably withheld, delayed or conditioned); or (iii) any guarantee or bond issued in connection with any Contract that has been approved by the Purchaser, so long as the Seller obtains prior written consent from the Purchaser after providing the Purchaser with terms of such new or replacement bonds or guarantees; provided, that the Purchaser’s obligations pursuant to this subclause 4.5 are conditioned in all respects on the following and shall only apply if: (x) the Performance Bond is solely related to the Business that the Purchaser and the Purchasing Entities are acquiring pursuant to the Transaction Documents; and (y) the underlying Contract requiring the Performance Bond is Validly Assigned to the Purchaser or the applicable Purchasing Entity. The parties shall cooperate in good faith with respect to the transfer or replacement of the Performance Bonds in due course, including, in the case of the Seller, by maintaining the Performance Bonds as required until replaced as provided in this subclause 4.5. Notwithstanding anything herein to the contrary, any obligations related to Performance Bonds with respect to the Malaysian Business or the Saudi Business shall not apply until the Malaysian Completion or the Saudi Completion, respectively.”

(d)	Post-Completion Covenants

(i)	Clause 6.2 of the MSBA shall be deleted as replaced as follows:

“6.2 With effect from Completion, and unless the parties otherwise agree in writing, the Seller shall not and shall cause its Affiliates not to: (i) use, register, or seek to use or register in any Relevant Jurisdiction the PASOLINK Marks (other than in Japan in accordance with the PLA); or (ii) contest the use, ownership, validity, or enforceability of any rights of the Purchaser or any of its Affiliates in or to the PASOLINK Marks in any Relevant Jurisdiction.

(a) Notwithstanding the foregoing, following the Completion, the Seller may use the PASOLINK Marks in the Relevant Jurisdictions:

(i) in the operation of its business solely to utilize existing stationery, work product, business cards, signage and other similar items that bear the PASOLINK Marks as of the Completion (collectively, the Branded Materials) until the existing supply of such items is depleted or no more than ninety (90) calendar days following the Completion, whichever occurs first (at which time the Seller shall promptly destroy, rebrand, or otherwise dispose of, all remaining Branded Materials, other than the Branded Materials used in accordance with the PLA or subparagraph (ii) or (iii) below); provided that: (i) such utilization shall be substantially the same (and use 15 substantially the same standard of care) as the Seller or its Affiliates used the Branded Materials in the twelve (12) months prior to the date of this Agreement; and (ii) the Seller shall not (and shall cause its Affiliates not to): (A) alter the use of the PASOLINK Marks on the Branded Materials as it was used as of Completion, other than to remove or conceal such PASOLINK Marks or apply notices of ownership by the Purchaser of such PASOLINK Marks; (B) develop new Branded Materials (or additional copies or instances of existing Branded Materials); (C) use the PASOLINK Marks in connection with any Branded Material in any manner that tarnishes, harms or disparages the Purchaser, any of its Affiliates, or the PASOLINK Marks (or any goodwill associated therewith). The Seller shall indemnify and hold the Purchaser and its Affiliates harmless for any losses the Purchaser or its Affiliates suffer from or that arise or relate to the Seller’s or any of its Affiliates’ use of any of the PASOLINK Marks;

(ii) in relation to any PASOLINK products provided by any member of the Purchaser’s Group to any member of the Seller’s Group, provided that no material modifications are made to the products, and the PASOLINK Marks are used in accordance with current form as updated in writing by the Purchaser from time to time and in a manner that does not tarnish, harm or disparage the Purchaser, any of its Affiliates, or the PASOLINK Marks (or any goodwill associated therewith); and

(iii) with the prior written consent of the Purchaser (such consent not be unreasonably withheld, delayed or conditioned), in relation to the performance of any Non-Transferring Contracts to which any member of the Seller Group is party at Completion Date.”

(ii)

Notwithstanding clause 6.2(a)(i) of the MSBA, the parties hereby agree that in each case until (i) the Malaysian Completion, NEC Malaysia, and (ii) until the Saudi Completion, NEC Saudi, may continue to use the PASOLINK Marks in the ordinary course of its business and thereafter in the operation of its business in the same jurisdictions as used as of the effective date of this Amendment Agreement solely to utilize existing stationery, work product, business cards, signage and other similar items that bear the PASOLINK Marks as of the Malaysian Completion or Saudi Completion as applicable until the existing supply of such items is depleted or no more than ninety (90) calendar days following Malaysian Completion or Saudi Completion as applicable, whichever occurs first.

(iii)

With respect to the Malaysian Business and the Saudi Business, the time periods set out in clauses 6.5, 6.7, 6.8 and 6.12 of the MSBA shall be deemed to run from the Malaysian Completion or the Saudi Completion as applicable.

(e)	Purchase Price and Post-Completion Adjustment to Purchase Price

(i)	Clause 8.1 of the MSBA shall be deleted as replaced as follows:

“8.1 The aggregate consideration for the sale of the Assets (the Purchase Price) shall be:

(a)

an amount in cash equal to the sum of (the Cash Consideration): (i) $42,087,191; minus (ii) Completion Net Debt; plus (iii) the Working Capital Adjustment; minus (iv) $[…] (the Saudi Arabia Adjustment), solely in the event the Seller has not obtained the Saudi Consent before the date falling three Business Days prior to the Completion Date; plus (v) the Expense Adjustment; minus (vi) the Contract Assignment Escrow Amount, in each case as determined in accordance with the terms and conditions of this Agreement; and

(b)

$23,381,772 in common stock of the Purchaser (the Purchaser Common Stock) to be issued by the Purchaser (the Stock Consideration) to the Seller on Completion, the number of which shall be determined by dividing $23,381,772 by the volume weighted average of the closing sales prices of the Purchaser Common Stock (as adjusted for stock splits) on all domestic securities exchanges on which the Purchaser Common Stock may at the time be listed averaged over thirty (30) consecutive trading days ending on the day immediately prior to the date of this Agreement as quoted on NASDAQ, which, subject to subclause 8.6 but notwithstanding any other provision in Agreement, shall not be subject to any other adjustments.

If the consideration for the Business of the Seller on a stand-alone basis is less than $23,381,772 (i.e. if the aggregate consideration payable at Completion to the Selling Entities (disregarding NEC Malaysia and NEC Saudi) exceeds $42,087,191), the Seller shall pay the Purchaser an amount in cash equal to amount by which the consideration for payable for the Business of the Seller is less than $23,381,772 such that the aggregate of such cash amount and the value of the Business of the Seller on a stand-alone basis is equal to $23,381,772.”

(ii)	Clause 8.2 of the MSBA shall be deleted as replaced as follows:

“8.2 The estimated aggregate consideration for the sale of the Assets (the Estimated Purchase Price):

(a)	payable at Completion and subject to adjustment as provided in this Agreement shall be:

(i) an amount in cash equal to the sum of (the Estimated Cash Consideration): (A) $42,087,191; minus (B) the Estimated Net Debt; plus (C) the Estimated Working Capital Adjustment; minus (D) the Saudi Arabia Adjustment; plus (E) the Expense Adjustment; minus (F) the Contract Assignment Escrow Amount (as calculated in accordance with subclause 8.3) if applicable; and

(ii) the Stock Consideration;

(b)	if applicable, payable at the Malaysian Completion and subject to adjustment as provided in this Agreement shall be:

(i) an amount in cash equal to the sum of (the Malaysian Estimated Cash Consideration): (A) Malaysian Cash Consideration; plus (B) the Malaysian Estimated Working Capital Adjustment; and

(ii) the Malaysian Stock Consideration; and

(c)	if applicable, payable at the Saudi Completion, the Saudi Arabia Adjustment.”

(iii)	The following shall be inserted as a new Clause 9.11 at the end of Clause 9 of the MSBA as follows:

“9.11 Notwithstanding anything herein or in the Escrow Agreement to the contrary (including, without limitation, Clause 9.10), in no event shall any amounts be released to the Seller from the Escrow Account prior to Seller delivering ninety percent (90%) of the PDM Materials (as defined below) to the Purchaser, which Seller shall do on or prior to December 30, 2023. In the event that the Seller has not delivered ninety percent (90%) or more of the PDM Materials (as defined below) to the Purchaser by December 30, 2023, the Purchaser and the Seller shall provide joint written instructions to the Escrow Agent to deliver promptly from the Escrow Account USD 6 million (the Withheld Funds) to the Purchaser. Following such time, if the Seller delivers at least ninety percent (90%) or more of the PDM Materials to the Purchaser by January 31, 2024 (the Final Delivery Deadline), then the Purchaser shall deposit the Withheld Funds with the Escrow Agent and such Withheld Funds will thereafter be released in accordance with this Agreement and the Escrow Agreement; provided, that, if the Seller does not to deliver at least ninety percent (90%) of the PDM Materials to the Purchaser by the Final Delivery Deadline, then (i) the Purchaser shall retain the Withheld Funds, and (ii) notwithstanding anything to the contrary in this Agreement, Clause 9.10 shall only apply with respect to the remaining funds in the Escrow Account (after being reduced by the Withheld Funds). Seller acknowledges that the actual damages likely to result from a failure to deliver the PDM Materials by the Final Delivery Deadline are difficult to estimate on the date hereof and would be difficult for Purchaser to prove. The parties intend that Purchaser’s receipt and retention of the Withheld Funds would serve to compensate Purchaser as liquidated damages and the sole and exclusive remedy of the Purchaser for any breach by Seller of its obligation to deliver such PDM Materials in accordance with this Clause 9.11 or the IPLA, and they do not intend for it to serve as punishment or a penalty for any such breach by Seller.

PDM Materials means all files (electronic and/or physical) and databases containing the information required to manage a product throughout all end-to-end business processes as set out in Schedule 13 of this Amendment Agreement, which shall be included as a new Schedule 38 of the MSBA.”

(f)	Purchase Price Allocation

(i)

For the purposes of the Purchase Price Allocation as set out in clause 10, each of NEC Malaysia, the Malaysian Assets and the Malaysian Cash Consideration shall be disregarded and the Purchase Price Allocation for the Malaysian Business shall be dealt with separately as set out in subparagraph 3 of Part 2 of Schedule 28 of the MSBA as amended by this Amendment Agreement.

(ii)	Schedule 1 of the MSBA (Selling Entities and Purchasing Entities) shall be replaced with Part 1 of Schedule 10; and

(iii)	Part 1 of Schedule 3 of the MSBA (Tax Matters – Purchase Price Allocation Among Seller and Selling Entities) shall be replaced with Part 2 of Schedule 10.

(iv)	Part 2 of Schedule 3 of the MSBA (Tax Matters – Purchase Price Allocation Among Assets of each of Seller and Selling Entities) shall be replaced with Part 2 of Schedule 10.

(g)	VAT

(i)

For the purposes of the VAT determination and VAT payment processes as set out in clauses 20.2, 20.3, 20.4, 20.5, and 20.6, (i) the VAT incurred in connection with the transfer of the Malaysian Business shall be disregarded and the VAT determination and VAT payment processes for the Malaysian Business shall be dealt with separately as set out in subparagraph 4 of Part 2 of Schedule 28 of the MSBA as amended by this Amendment Agreement, provided that the maximum amount of the Estimated Seller VAT Portion and the maximum amount of the Final Seller VAT Portion shall be calculated in aggregation of any VAT incurred in connection with the transfer of the Malaysian Business, and (ii) the VAT incurred in connection with the transfer of the Business of NEC Latin America S.A. in Brazil shall be disregarded and the VAT determination and VAT payment processes shall be dealt with separately as set out relevant Local APA.

(h)	Saudi Arabia & Malaysia Arrangements

(i)	Clause 14 of the MSBA shall be deleted and replaced as follows:

“14. SAUDI ARABIA AND MALAYSIA

14.1 If the Seller obtains the Saudi Consent at least three Business Days prior to the date of Completion, the Seller shall procure that NEC Saudi sells, and the Purchaser shall procure that its subsidiary in Saudi Arabia purchases, the Saudi Arabian Assets in accordance with the Saudi Local APA on the Completion Date. If the Seller does not obtain the Saudi Consent at least three Business Days prior to the date of Completion, the parties shall comply with the provisions of Part 1 of Schedule 28.

14.2 The parties shall comply with the provisions of Part 2 of Schedule 28 in respect of the Malaysian Assets.”

(ii)	Schedule 28 (Saudi Arabia Arrangements) of the MSBA shall be deleted and replaced as set out in Schedule 2 of this Amendment Agreement and shall be titled (Saudi Arabia and Malaysian Arrangements).

(iii)

the existing Schedule 15 (Saudi Arabia Distribution Agreement) of the MSBA shall be designated as Part 1 and a new Part 2 (Malaysian Distribution Agreement) shall be included in the form as set out in Schedule 1 of this Amendment Agreement. Schedule 15 of the MSBA shall be titled (Saudi Arabia and Malaysian Distribution Agreements).

(i)	Contracts, Debts and Employees

Clause 15, 16 and 17 of the MSBA shall be read to apply in respect of the Completion Business as of Completion, in respect of the Malaysian Business as of the Malaysian Completion and in respect of the Saudi Business as of the Saudi Completion.

(j)	Restrictive Covenants

(i)	Clause 18.2(f) of the MSBA shall be deleted and replaced as follows:

“apply to the distribution agreements between the Purchaser or the Purchasing Entities and NEC New Zealand, NEC South Africa, NEC Saudi until the Saudi Arabian Assets are sold to the Purchaser’s Group in accordance with subclause 14.1 or NEC Malaysia until the Malaysian Completion.”

(k)	Confidentiality

(i)	Clause 19.6 of the MSBA shall be deleted and replaced as follows:

“19.6 With effect from Completion, in respect of the Completion Business only the Purchaser shall be released from its obligations under that agreement and with effect from the later of (i) the Malaysian Completion, (ii) the Saudi Completion and (iii) the Final Long Stop Date, the Non-Disclosure Agreement shall be terminated and the Purchaser shall be fully released from its obligations under that agreement, except in each case in relation to any antecedent breach. If there is a conflict between the terms of that agreement and the terms of this Agreement, the provisions of this Agreement shall prevail.”

(l)	Payments

Clause 23.1 of the MSBA shall be deleted and replaced as follows:

“23.1 Unless otherwise expressly stated herein (including as may be provided in Schedule 3 of the MSBA as amended by the Amendment Agreement), in any Local APA or other Transaction Document (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller, a Selling Entity, the Purchaser or a Purchasing Entity under this Agreement shall be made in $ by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds and payment shall only be treated as having been made when the relevant amount is received in the relevant account in immediately available funds. The relevant account for a given payment shall be separately provided in writing by the Seller, in respect of itself or any Selling Entity or the Purchaser, in respect of itself or any Purchasing Entity.”

(m)	Assets & Other Transferring Contracts:

(i)	Schedule 2 (Assets and Other Transferring Contracts), Part 1 (Assets) shall be deleted and replaced as set out in Schedule 3 of this Amendment Agreement.

(ii)	Schedule 2 (Assets and Other Transferring Contracts), Part 3 (Other Transferring Contracts) shall be deleted and replaced as set out in Schedule 3 of this Amendment Agreement.

(iii)	Annexes 3, 4 and 5 of the Disclosure Letter shall be deleted and replaced with new Annexes as set out in Schedule 4 of this Amendment Agreement.

(iv)	Schedule 2 (Assets and Other Transferring Contracts), Part 2 (Excluded Assets) shall be updated to include the following:

“Any amounts payable or otherwise due to, or payable by NEC Argentina S.A. or NEC Telecommunication and Information Technology Ltd”

(n)	Completion actions/deliverables

(i)	Item (h) in Schedule 6 (Completion), Part 1 (Seller’s Obligations) of the MSBA shall be deleted and replaced as follows:

“(h) a copy of (i) the Saudi Distribution Agreement in the same or substantially the same form as appended in Part 1 of Schedule 15, duly executed by NEC Saudi; and (ii) the Malaysia Distribution Agreement in the same or substantially the same form as appended as Part 2 of Schedule 15, duly executed by NEC Malaysia;”

(ii)	The following shall be inserted as a new Item (r) in Schedule 6 (Completion), Part 1 (Seller’s Obligations) of the MSBA as follows:

“(r) to the extent that the USD amount allocated to Japan under the column “Allocation of Estimated Cash Consideration” on Part 1 of Schedule 3 results in a negative number following the adjustments identified on Part 1 of Schedule 3, at Completion Seller shall make a payment in USD to the Purchaser with respect to the absolute value of such negative number, by wire transfer of immediately available funds to the Purchaser’s bank account in accordance with instructions provided by the Purchaser.”

(iii)	Item (b) in Schedule 6 (Completion), Part 2 (Purchaser’s Obligations) of the MSBA shall be deleted and replaced as follows:

“(b) procure that each Purchasing Entity make a payment to the relevant Selling Entity in accordance with Part 1 of Schedule 3 any relevant Local APA; provided, that, notwithstanding herein to the contrary, (i) at Completion, with respect to the payments for China and India, in lieu of the applicable Purchasing Entity making a payment to the applicable Selling Entity in such jurisdictions, the Purchaser shall make a deposit (the Deposit) with the Seller in USD in accordance with the column titled “Allocation of Estimated Cash Consideration” in Part 1 of Schedule 3 and the Estimated VAT Amount for China and India in accordance with the analysis delivered by the Seller to the Purchaser in accordance with Clause 20.6 of the MSBA, (ii) within 60 days of Completion (such period of time, the Deposit Period), the Purchaser shall procure that the applicable Purchasing Entity in India and China make a payment to the applicable Selling Entity in accordance with Part 1 of Schedule 3, and (iii) during the Deposit Period, the Seller shall hold the Deposit separate, and within 8 Business Days of payment by the Purchaser or the applicable Purchasing Entity of the applicable China or India amount to the applicable Selling Entity, the Seller shall return the Deposit relating to the relevant jurisdiction (deducting any reasonable and documented costs incurred (including any tax related costs and liabilities if any) to the Seller for receipt and holding the Deposit and any reasonable and documented transferring fees for the return of the Deposit, provided that the Seller shall use its reasonable best efforts to minimize any such costs or fees) to the Purchaser. If the applicable Purchasing Entity in China and/or India does not make a payment to the applicable Selling Entity in accordance with Part 1 of Schedule 3 within the Deposit Period, (i) the Seller shall have the right to receive the Deposit on behalf the relevant Selling Entity in China and/or India as consideration under the relevant Local APA(s), and (ii) the Purchaser shall indemnify the Seller for any costs and liabilities actually incurred to the Seller arising from the Seller’s receipt and holding of the Deposit and the Seller’s receipt of such payment on behalf of the Selling Entities in China and/or India (including any tax consequences to the Seller arising from the Seller’s receipt of such payment on behalf of the Selling Entities).”;

(iv)

The Parties agree that the actual payment between the Parties on Completion shall be the net amount of the payments to be made under subclauses 2.1(n)(ii) and (iii) above from the Purchaser to the Seller, or the Seller to the Purchaser, as applicable.

(v)	Item (e)(vii) in Schedule 6 (Completion), Part 2 (Purchaser’s Obligations) of the MSBA shall be deleted and replaced as follows:

“(e)(vii) a copy of (i) the Saudi Distribution Agreement in the same or substantially the same form as appended in Part 1 of Schedule 15, and (ii) the Malaysia Distribution Agreement in the same or substantially the same form as appended as Part 2 of Schedule 15, each duly executed by the Purchaser;”

(o)	Employees: Schedule 7 (Employees) of the MSBA shall be specifically amended as set forth on Schedule 11 and shall otherwise remain unchanged.

(p)

Update of Intellectual Property Licence Agreement: Exhibit B-1 (NEC Patents), Exhibit B-2 (Related Japanese Patents), Exhibit B-3 (Abandoned Patents) and Exhibit C (Products and NEC Management System) of the IPLA shall be deleted and replaced as set out in Schedule 8 of this Amendment Agreement.

(q)	SEC Financial Statements: Schedule 23 of the MSBA (SEC Financial Statements) shall be deleted and replaced as set out in Schedule 5 of this Amendment Agreement.

(r)	Non-Transferring Contracts: Schedule 29 of the MSBA (Non-Transferring Contracts) shall be deleted and replaced as set out in Schedule 5 of this Amendment Agreement.

(s)	Assignable Contacts: Part 2 of Schedule 32 of the MSBA (List of Revenue in Calendar Year 2022 For Each Customer) shall be deleted and replaced as set out in Schedule 9 of this Amendment Agreement.

3.	GENERAL

3.1

The Parties agree that except as modified herein, the MSBA and any rights and claims (including Claims) under or in connection with the MSBA are unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment Agreement and the MSBA, the terms of this Amendment Agreement shall prevail.

3.2

The following clauses the MSBA shall apply, mutatis mutandis, to this Agreement: Clause 21 (Notices); Clause 24.4 (Counterparts); Clause 24.6 (Rights of Third Parties); Clause 24.7 (Variation); Clause 24.9 (Severability); Clause 25 (Whole Agreement); Clause 26 (Governing Law); and Clause 27 (Arbitration).

SCHEDULE 1

MSBA – PART 2 OF SCHEDULE 15

MALAYSIAN DISTRIBUTION AGREEMENT

[See attached]

DISTRIBUTION AGREEMENT

BETWEEN

NEC CORPORATION OF MALAYSIA SDN BHD

(hereinafter called “NECOMAL” or “Distributor”)

Registration Number:

(Company No. 200001023469 (526077-M))

and

AVIAT NETWORKS (S) PTE. LTD.

(hereinafter after called “Supplier”)

Registration Number:

199901592C

Distributor Agreement

Table of Contents		Page
1	Definitions	18
2	Interpretation	21
3	Appointment of NECOMAL	22
4	Orders	22
5	Delivery of Products and Scope Specific Agreement	23
6	Acceptance and Rejection of Product Deliveries	23
7	Changes to Products	24
8	Price	24
9	Payment of Prices	25
10	Taxes	26
11	Support Services – Level 3 to be provided by Supplier	26
12	Support Services Charges	26
13	Term	26
14	Marketing Development / Sales Development Contribution	26
15	Representations	27
16	Limited Warranties	28
17	Intellectual Property	29
18	Supplier Responsibilities	29
19	NECOMAL Responsibilities	30
20	License Grants	30
21	Compliance with Laws	31
22	Data Protection	32
23	Compliance With Code of Conduct:	32
24	Confidentiality Obligations	32
25	Publicity	33
26	Force Majeure	33
27	Non-Solicitation	34
28	Termination	34
29	Effect of Termination	34
30	Indemnification	35
31	Limitation on Liability	36
32	Anti-Corruption Obligation	37
33	General Provisions	37
Signatories in Execution		41
Annexure A - Products, Services and Price List		42
Annexure B - Support Services – Level 3 and Support Service Charges		42

Distributor Agreement

This Distribution Agreement (hereinafter referred to as the “Agreement”) is made on December 1st, 2023 (the “Effective Date”) between NEC CORPORATION OF MALAYSIA SDN BHD (Company No. 200001023469) (526077-M), a private company with its principal place of business at Suite 19-01, Level 19, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia (hereinafter referred to as “NECOMAL” or “Distributor”) and Aviat Networks (S) Pte. Ltd., a limited liability corporation with its principal place of business at 51, Changi Business Park Central 2 #08-03, The Signature, Singapore 486066 (hereinafter referred to as the “Supplier”).

Both the Distributor and Supplier shall be collectively referred to as “Parties”, and each separately as “Party”, as the case may be.

WHEREAS:

(A)	The Supplier supplies wireless network products.

(B)	NECOMAL is a renowned systems integrator providing custom ICT technology solutions and services in the Territory.

(C)

The Supplier wishes to authorize and appoint NECOMAL, and NECOMAL wishes to accept the authorization and appointment as the Supplier’s distributor on a non-exclusive basis (as set out in clause 3 hereof), to market, distribute, sell, or incorporate for distribution, the Products and Services listed in Annexure A attached to this Agreement, within the Territory in each case on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS

In this Agreement:

“Business” means the wireless backhaul business.

“Business Day” means a day other than a Saturday, a Sunday, or any public holiday in the Territory.

“Confidential Information” means all non-public, confidential or proprietary information disclosed by one Party to the other Party, in any tangible or intangible form, such as but not limited to written, oral, visual, audio, those produced by electronic media, or through any other means, that is designated as confidential or that by its nature or circumstances surrounding its disclosure, should be reasonably considered as confidential, including but not limited to products or planned products, processes and/or procedures, technological achievements and interests, customers and potential customers, business prospects, financial statements and information, financial situation and corporate plans, internal activities, future plans of the disclosing party, and other information deemed proprietary or confidential by the disclosing party or any other matter in which the disclosing party may have any interest whatsoever, which may include, without limitation, trade secrets, engineering designs, architecture and other technical data, as well as business plans, financial data. For the avoidance of doubt, for the purposed of this Agreement, all information disclosed by a Party to the other Party shall be treated as Confidential Information

“Defect” means a flaw in the materials and/or workmanship incorporated in a product during its manufacturing process which hinders its usability for the purpose for which it was originally designed and manufactured or substantially affects its performance in accordance with the technical specifications published by the manufacturer of the Products. Software and firmware bugs, known or unknown at the time of sale of the firmware or software, which cause the firmware or software to produce an incorrect or unexpected result, or to behave in ways unintended in the technical data sheets from the Supplier;

Distributor Agreement

“Delivery Date” means the date at which the risk of loss or damage to the Products transfers to NECOMAL, in accordance with the risk transfer rules of the applicable Incoterm.

“Effective Date” is defined in the introduction to this Agreement.

“Encumbrances” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, easements, rights-of-way, title defects, options, adverse claims, or encumbrances of any kind.

“End Customer” means the final customer in the Territory that purchases the Products and/or Services listed in Annexure A from NECOMAL for its own internal use and not for resale.

“Governmental Authority” means:

(a)	any national, regional, local, or foreign government, and any political subdivision of any of them,

(b)	any agency or instrumentality of any such government or political subdivision,

(c)	any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that its rules, regulations or orders have the force of law), and

(d)	any arbitrator, court or tribunal of competent jurisdiction.

“Initial Term” is defined in clause 13.1.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world:

(a)	trademarks and service marks, including all applications and registrations, and the goodwill connected with the use of and symbolized by the foregoing,

(b)	copyrights, including all applications and registrations related to the foregoing,

(c)	trade secrets and confidential know-how,

(d)	patents and patent applications,

(e)	websites and internet domain name registrations, and

(f)

other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present, and future infringement, and any other rights relating to any of the foregoing).

“Inspection Period” is defined in clause 6.1.

Distributor Agreement

“Law” means:

(a)	any law (including the common law), statute, bylaw, rule, regulation, order, ordinance, treaty, decree, judgment, and

(b)	any official directive, protocol, code, notice, approval, order, policy, or other requirement of any Governmental Authority having the force of law.

“Legal Proceeding” means any claim, investigation, hearing, legal action, or other legal, administrative, arbitral, or similar proceeding, whether civil or criminal (including any appeal or review of any of the foregoing).

“Parties” means both the Supplier and NECOMAL, collectively.

“Party” means either the Supplier or NECOMAL, individually.

“Permits” means all material licenses, franchises, permits, certificates, approvals, and authorizations, from Governmental Authorities necessary for the ownership and operation of the Party’s business.

“Person” includes

(a)

any corporation, company, limited liability company, partnership, Governmental Authority, joint venture, fund, trust, association, syndicate, organization, or other entity or group of persons, whether incorporated or not, and

(b)	any individual.

“Products” means the Pasolink Products and related Software as further listed in Annexure A, attached to this Agreement.

“Purchase Order” is defined in clause 4.1.

“Renewal Term” is defined in clause 13.2.

“Scope Specific Agreement” means the separate agreement entered into by the Supplier and NECOMAL in respect of the Services to be rendered by the Supplier directly to an End-User on behalf of NECOMAL.

“Services” means the services listed in Annexure A, attached to this Agreement.

“Support Service Charges” means the charges to be paid for the Support Services under clause 12 and Error! Reference source not found..

“Support Services” means the support services scoped in clause 11.1 and listed in Error! Reference source not found., attached to this Agreement.

“Taxes” includes all taxes, assessments, charges, duties, fees, levies, and other charges of a Governmental Authority, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other applicable taxes for which a Party may have any liability imposed by any Governmental Authority, any related charges, interest or penalties imposed by any Governmental Authority, and any liability for any other person as a transferee or successor by Law, contract or otherwise.

Distributor Agreement

“Territory” means Malaysia.

“USD” means the United States dollar.

2	INTERPRETATION

3	References to Specific Terms

4	Currency. Unless otherwise specified, all dollar amounts expressed in this Agreement refer to United States Dollars.

5	”Including”. Where this Agreement uses the word “including,” it means “including without limitation” and where it uses the word “includes,” it means “includes without limitation.”

6

”Knowledge”. Where any representation, warranty, or other statement in this Agreement, or in any other document entered into or delivered under this Agreement, is expressed by a Party to be “to its knowledge” or is otherwise expressed to be limited in scope to facts or matters known to the Party or of which the Party is aware, it means:

7	the then-current, actual knowledge of the directors and officers of that Party, and

8

the knowledge that would or should have come to the attention of any of them had they investigated the facts related to that statement and made reasonable inquiries of other individuals reasonably likely to have knowledge of facts related to that statement.

9

Statutes, etc. Unless specified otherwise, any reference in this Agreement to a statute includes the rules, regulations, and policies made under that statute and any provision that amends, supplements, supersedes, or replaces that statute or those rules or policies.

10	Number and Gender. Unless the context requires otherwise, words importing the singular number include the plural and vice versa; words importing gender include all genders.

11	Headings. The headings used in this Agreement and its division into sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

12	Internal References. References in this Agreement to sections and other subdivisions are to those parts of this Agreement.

13

Calculation of Time. In this Agreement, a period of days begins on the first day after the event that began the period and ends at 11:59 p.m. Malaysia Time on the last day of the period. If any period of time is to expire, or any action or event is to occur, on a day that is not a Business Day, the period expires, or the action or event is considered to occur, at 11:59 p.m. Malaysia Time on the next Business Day.

14

Construction of Terms. The Parties have each participated in settling the terms of this Agreement. Any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

15

Conflict of Terms. If there is any inconsistency between the terms of this Agreement and those in any Annexures to this Agreement or in any document entered into under this Agreement, the terms of this Agreement will prevail. The Parties shall take all necessary steps to conform the inconsistent terms to the terms of this Agreement.

Distributor Agreement

16	Binding Effect. This Agreement will benefit and bind the Parties and their respective heirs, successors, and permitted assigns.

17	APPOINTMENT OF NECOMAL

18

NECOMAL shall, for the Initial Term or Renewal Term (as applicable), purchase Products and Services only from the Supplier -and the Supplier agrees to supply NECOMAL with Products and Services on a continuous basis in line with NECOMAL’ Purchase Orders accepted by the Supplier- and it shall not, for the Initial Term or Renewal Term (as applicable), distribute or manufacture any goods and/or services which compete with the Products and/or Services accepted by the Supplier at the price as listed in Annexure A—Products, Services and Price List.

19	NECOMAL shall, for the Initial Term or Renewal Term (as applicable), be the Supplier’s distributor on a non-exclusive basis of the Products within the Territory.

20

NECOMAL shall act as an independent contractor, purchasing the Products from the Supplier and reselling them in its own name, on its own behalf and on its own account. NECOMAL shall have no authority to enter into any contract or commitment in the name of or for the account of the Supplier or to bind the Supplier in any manner whatsoever.

21

The Parties may revise the list of Products and Services at any time during the Initial Term or Renewal Term (as applicable) by agreement in writing provided that the revision shall not affect those quotation(s) which have already been issued by the Supplier to NECOMAL and which are still within the quote validity period of 30 (thirty) days from the quote issuance date..

22

To the extent not specifically covered in this Agreement, sales transactions between the Parties shall be covered by Supplier’s standard Terms and Conditions of Sale in effect at the time of Supplier’s acceptance of a Purchase Order issued by NECOMAL (“Supplier’s Terms”), incorporated by reference in this Agreement, which shall prevail over any terms and conditions included on any purchase order submitted by NECOMAL. In the event of any conflict between this Agreement and Supplier’s Terms, the order of precedence is as follows: (a) this Agreement; (b) Supplier’s Terms.

23	ORDERS

24

Purchase Orders. From time to time, NECOMAL shall submit orders for Products to the Supplier in writing and in accordance with the respective quotation provided by the Supplier to Supplier’s address listed in the introduction to this Agreement or as the Supplier otherwise specifies in writing (each, a “Purchase Order”) and include in each Purchase Order:

25	each Product and/or Service it is ordering, identified by model, part number or service description;

26	the amount of each Product and/or Service it is ordering;

27	the unit price of each Product and/or Service it is ordering;

28	the Incoterm applicable to the Purchase Order;

29	the location for delivery; and

30	the delivery date (the “Delivery Date”).

Distributor Agreement

31	Accepting, Modifying, and Rejecting Purchase Orders

32

By Notice. Within 3 (three) Business Days’ of receiving a Purchase Order from NECOMAL, the Supplier shall accept, reject, or propose a modification to the Purchase Order by sending NECOMAL written notice of its acceptance, rejection, or proposed modification (as applicable), save that the Supplier shall not be permitted to reject or propose any modifications to any Purchase Order that is consistent with Annexures A&B and all the terms and conditions of this Agreement.

33

Cancelling Purchase Orders. NECOMAL may, at no expense to itself, cancel part or all of a Purchase Order before it is accepted in writing by the Supplier. After the acceptance of a Purchase Order by Supplier in writing, any Order cancellation shall entitle Supplier to charge cancellation charges up to the full amount of the cancelled Purchase Order.

34	License Keys (If Applicable)

35	Supplier shall provide NEC with the ability to generate license keys necessary for NEC and/or its End Customers to access, unlock or otherwise enable purchased Product features.

36	DELIVERY OF PRODUCTS AND SCOPE SPECIFIC AGREEMENT

37	Delivery. The Supplier shall deliver each order of Products to NECOMAL in accordance with the CIF Port Klang, Malaysia Incoterm (2020 edition):

38	on the Delivery Date; and

39	using any delivery method that the Parties shall agree to in writing.

40

Risk of Loss Shifts on Delivery. The risk of loss or damage to the Products is transferred to NECOMAL when the Products are handed to the first carrier, in accordance with the risk transfer rules of the CIF Port Klang, Malaysia Incoterm that is applicable to a Purchase Order, after which NECOMAL will assume the risk of loss or damage to the Products.

41

Title transfer: The title in the Products (including software media, where applicable) shall transfer from Supplier to NECOMAL upon shipment of the Products from the Supplier’s manufacturing facilities.

42

Scope Specific Agreement. In the event that NECOMAL resells Supplier’s Services, Supplier and NECOMAL may agree, by entering into a mutually agreed Scope Specific Agreement, the terms and conditions under which Supplier shall render the Services to the End Customer directly on behalf of NECOMAL in accordance with the Scope Specific Agreement; however the Supplier shall have no direct relationship with the End Customer. NECOMAL shall at all times remain liable for payment of the Services provided by Supplier under the Scope Specific Agreement. NECOMAL shall enter into a similar back-to-back agreement with the End Customer for the relevant Services, provided always that NECOMAL shall not give any promise, guarantee, condition, or warranty about the Services beyond those given by Supplier in the Scope Specific Agreement or make any representation, pledge any credit, commit to any contract, or incur any liability for or on behalf of Supplier.

43	ACCEPTANCE AND REJECTION OF PRODUCT DELIVERIES

44

Inspection Period. NECOMAL will have 20 (twenty) Business Days after the Products reach the named place of destination to inspect and test the Products for Defects, missing items, items shipped in error, items damaged in transit (the “Issues”) and to ensure the order deliveries meet the specifications of the applicable Purchase Order and in the case of software Products, NECOMAL will have 5 (five) Business Days to test or inspect the software Products upon those software Products being authorised by the Supplier for downloading by NECOMAL (the “Inspection Period”).

45

Acceptance. For the Products which satisfy the specifications of the applicable Purchase Order, NECOMAL shall accept the Products and notify the Supplier in writing of such acceptance within seven (7) days after the end of the Inspection Period.

46	Deemed Acceptance. NECOMAL will be deemed to have accepted Products if

47	NECOMAL fails to notify the Supplier on or before the expiration of the Inspection Period; or

48

if during the Inspection Period, NECOMAL sells, runs, or otherwise uses the Products beyond what is necessary for inspection and testing, and in a way a reasonable Person would consider consistent with NECOMAL having accepting the delivery from the Supplier.

49	Rejection and Cure. For the Product Issues supported by undisputed evidence:

50	NECOMAL shall deliver to the Supplier a written list detailing each Issue and the affected Products;

51

On NECOMAL returning the Products having an Issue at Supplier’s cost and in accordance with Supplier’s Return Material Authorization process, the Supplier shall promptly deliver to NECOMAL any Products necessary to remedy each Issue, at no expense to NECOMAL.

52 CHANGES TO PRODUCTS.

The Supplier may not discontinue, modify, or replace Products or Services that are subject to an accepted and outstanding Purchase Order, unless:

53	required by Law;

54	the Supplier is able to replace such Products and Services with similar or better products or services that achieve the same purpose and/or outcome;

55	the End Customer has agreed to such replacement of the Products and Services; and

56	the replacement products are no more expensive that the Products being replaced.

57	PRICE

58

Price. NECOMAL shall pay the Supplier’s listed price for each Product or Service as advised by the Supplier. The price list in effect between the parties at the Effective Date is as set out in Annexure A - Products, Services and Price List attached to this Agreement. The price list is in U.S. dollars and Supplier’s invoices shall be issued and paid in U.S. dollars. The price list is exclusive of all sales, use, excise, and other taxes, including withholding taxes, duties, assessments or fees or charges of any kind imposed by a governmental authority on any amount payable by the Distributor under this Agreement and represent net amounts the Supplier is entitled to receive and shall not be subject to any deductions for any reason whatsoever. For the avoidance of doubt, the Price List is set to reflect an ExWorks Supplier’s manufacturing facilities delivery. Should NECOMAL request deliveries on CIF Port Klang,

Distributor Agreement

Malaysia Incoterm, then the CIF freight/insurance and export custom clearance duties and taxes shall be quoted on an adhoc basis and be added to the ExWorks price of the Products as a separate quotation line.

59	Resale Prices. NECOMAL may determine its own resale prices.

60	Changes to Prices

61	Notice of Upcoming Price Changes. If the Supplier changes its pricing, the Supplier shall give NECOMAL at least thirty (30) calendar days’ notice before implementing such changes.

62	No Effect on Outstanding Purchase Orders. Changes to the Supplier’s prices will not affect any Purchase Orders already submitted prior to the effective date of such price changes.

63	PAYMENT OF PRICES

64

Invoice Delivery. The Supplier shall invoice NECOMAL for Product purchases at the time of shipment of the Products from Supplier’s manufacturing facilities. In the case of Services, and unless differently agreed in a Purchase Order for Services, the Supplier shall invoice NECOMAL upon completion of the Services and/or, in the case of Support Services, annually in advance.

65	Invoice Procedure and Requirements. The Supplier shall:

66	issue each invoice to NECOMAL in writing, including:

67	an invoice date and number;

68	the total amount due;

69	the calculation of the total amount; and

70	the details of its nominated bank account; and

71	send each invoice to the nominated recipient of NECOMAL as advised by NECOMAL in writing.

72

Payment. NECOMAL shall pay each properly rendered invoice within 45 (forty-five) calendar days after receiving each invoice, to the account whose details are set out in the relevant invoice in accordance with clause 9.2.1.4. If Distributor fails to timely pay any outstanding amounts, Supplier may, in its sole discretion, and in addition to any other rights and remedies it may have under this Agreement and at law, including the right to suspend any delivery and to terminate any outstanding Purchase Order after 30 days of suspension , charge interest on such unpaid amounts equal to a rate of 1.5% per month or the maximum rate permitted by law, whichever is the lesser, from the date such amounts become due until the date such amounts are received in full, save that nothing contained in this provision shall apply to any improperly rendered or bona fide disputed invoice.

73

If NECOMAL disputes any invoice or other request for payment, NECOMAL shall immediately notify the Supplier in writing. The Parties shall negotiate in good faith to attempt to resolve the dispute promptly. The Supplier shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the Parties have not resolved the dispute within 30 days of NECOMAL giving notice to the Supplier, the dispute shall be resolved in accordance with clause 33.15.

Distributor Agreement

74

Unless differently agreed between the Parties in writing, the Supplier shall be responsible for the payment of all invoices due to third party suppliers of the Supplier in connection with the provision of the Support Services.

75	NECOMAL shall be entitled to require the Supplier to provide all such evidence as may be reasonably necessary to verify the Support Service Charges and any other matters set out in an invoice.

76	TAXES.

77	NECOMAL and the Supplier shall respectively bear and pay any applicable tax that may be imposed on them in relation to their obligations under this Agreement and a Purchase Order.

78	If the payment by NECOMAL of any sum due under this Agreement is subject by law to withholding tax, NECOMAL shall:

79	withhold such legislated levied amount from the payment to the Supplier;

80	account to the relevant tax authority for that withholding tax; and

81	supply to the Supplier a certificate certifying such payment of withholding tax.

82	SUPPORT SERVICES – LEVEL 3 TO BE PROVIDED BY SUPPLIER

83

Where NECOMAL issues a Purchase Order for support services outside of the Product warranty period and basic coverage (the “Support Services”), the Supplier shall provide the Support Services—Level 3 to the Products and Software to NECOMAL in accordance with this Agreement and for the duration covered by NECOMAL’s Purchase Order.

84	SUPPORT SERVICES CHARGES

85	In consideration of Supplier providing the Support Services to NECOMAL, NECOMAL shall pay the Support Service Charges to Supplier.

86

The Supplier shall invoice NECOMAL for the Support Services yearly in advance. NECOMAL shall pay Supplier’s invoices for the Support Services within 45 calendar days of receipt of Supplier’s invoice, to the bank account nominated in writing by Supplier.

87	TERM

88

Initial Term. The initial term of this Agreement will begin on the Effective Date and continue for 12 (twelve) months thereafter (the “Initial Term”), unless terminated earlier in accordance with the provisions of this Agreement.

89	Non-Automatic Renewal. The parties may discuss the principle and the details of a renewal of this Agreement at three (3) months prior to the expiry of the Initial Term.

90	MARKETING DEVELOPMENT / SALES DEVELOPMENT CONTRIBUTION

91

The Parties shall discuss in good faith at the beginning of each anniversary of this Agreement NEC’s Marketing and Sales Development strategy and specific plans in the Territory for the contract year to come and the Parties shall agree in good faith if Supplier should contribute in any way to those efforts. Supplier shall make reasonable commercial efforts to participate with NEC in fairs, exhibitions and similar events in the Territory, but shall be under no obligation to do so unless such participation is agreed by the parties in writing sufficiently in advance of each event to enable proper preparation by the parties.

Distributor Agreement

92	REPRESENTATIONS

93	Mutual Representations

94	Existence. The Parties are corporations incorporated and existing under the Laws of the jurisdictions of their respective incorporation.

95	Authority and Capacity. The Parties have the authority and capacity to enter into this Agreement.

96	Execution and Delivery. The Parties have duly executed and delivered this Agreement.

97	Enforceability. This Agreement constitutes a legal, valid, and binding obligation, enforceable against the Parties according to its terms.

98	No Conflicts. Neither Party is under any restriction or obligation that the Party could reasonably expect might affect the Party’s performance of its obligations under this Agreement.

99	No Breach. Neither Party’s execution, delivery, or performance of its obligations under this Agreement will breach or result in a default under:

100	its articles, by-laws, or any unanimous shareholders agreement;

101	any Law to which it is subject;

102	any judgment, Order, or decree of any Governmental Authority to which it is subject; or

103	any agreement to which it is a Party or by which it is bound.

104	Permits, Consents, and Other Authorizations. Each Party holds all Permits and other authorizations necessary to:

105	own, lease, and operate its properties, and

106	conduct its business as it is now carried on.

107

No Disputes or Proceedings. Each Party confirms, represents and warrants that there are no Legal Proceedings pending, threatened or foreseeable, against itself, which would affect its ability to complete its obligations under this Agreement.

108	No Bankruptcy. Neither Party has taken or authorized any proceedings related to that Party’s bankruptcy, insolvency, liquidation, dissolution, or winding up.

109	Supplier’s Representations

110	Ownership. The Supplier is the sole owner or rightful licensee of the Products, free of any claims by a third party or any Encumbrance.

Distributor Agreement

111	Legal Right. The Supplier has the necessary right to transfer or license the Products to NECOMAL under the terms of this Agreement.

112	No Infringement. The Supplier’s sale of the Products does not infringe on or constitute a misappropriation of the Intellectual Property or other rights of any third party.

113	LIMITED WARRANTIES

114

Products. All Products are covered by the Supplier’s warranty statements that are provided with the Products or Services, otherwise made available or advised by the Supplier from time to time. The Parties may mutually agree additional warranty terms on a case-by-case basis.

115	Services. The Supplier certifies that all its personnel are trained appropriately to perform the Services and, possess the necessary certifications and/or licenses to deliver the Services.

116	Third Party Products. Non-Supplier branded products or services receive warranty coverage as provided by the relevant third-party supplier.

117

Software Warranty. The Supplier hereby warrants that for the Software Warranty Period, which shall be 90 days from the date NECOMAL is in receipt of shipment of the Software at which the Software license is delivered by Supplier to NECOMAL, that when operated according to the documentation and other instructions the Supplier provides, software will perform substantially according to the functional specifications listed in the documentation.

118

Support Services Warranty. The Supplier hereby warrants any repairs performed by Supplier as part of the Product Warranty and/or Support Services purchased by NECOMAL for a period which is the longer of (a) the balance of the initial Product Warranty Period or (b) 6 months from the return shipment date.

119

The limited warranties listed in clauses 16.1 to 16.4 apply only to the Distributor and its End Customers. Supplier shall provide the above-mentioned warranties for the most current version of Supplier’s products. Supplier shall have no obligation to provide warranty if a material defect in the Supplier’s product is caused by the malfunction of non-Supplier hardware or Software, by modification of the Supplier’s product not made the Supplier, by use of the Supplier’s products that is not in accordance with the Supplier’s written instructions for the Supplier’s products. Supplier will accept warranty returns only from Distributor and Distributor must arrange all details of such returns with End Customers, eligible under the aforementioned warranties. EXCEPT FOR THE WARRANTIES STATED ABOVE, SUPPLIER DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES ON SUPPLIER’S PRODUCTS FURNISHED HEREUNDER, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

120

Compliance with Laws. The Supplier hereby warrants that the Products and Support Services comply with any applicable laws, statutes and regulations relevant to the manufacture, design, packaging, sale and use of the Products or Support Services (as applicable) in connection with this Agreement.

121	The following provisions relating to the Products, shall be addressed in accordance with the Supplier’s Global Customer Services Support Guidelines:

122	Upgrades/Updates.

123	Return Material Authorisation/RMA.

Distributor Agreement

124	Support.

125	Dead on Arrival / Out-of-box Failures.

126	Service Level Agreement on warranties.

127	INTELLECTUAL PROPERTY.

128

The Supplier hereby grants to NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute the Products solely for use by the End Customers, and in connection with their use of the Products under this Agreement, within the Territory.

129	Except for rights expressly granted under this Agreement:

130	nothing in this Agreement will function to transfer any of either Party’s Intellectual Property rights to the other Party, and

131	each Party will retain exclusive interest in and ownership of its Intellectual Property developed before this Agreement or developed outside the scope of this Agreement.

132

The Supplier indemnifies and holds NECOMAL harmless against all losses, damages, liability, costs and expenses (including reasonable professional fees) incurred by NECOMAL in connection with any claims, actions or proceedings arising out of or in connection with any actual or alleged infringement by the Products sold or licensed by Supplier to NECOMAL and/or by the Support Services provided by Supplier to NECOMAL of the Intellectual Property or other rights of a third Party. The preceding indemnification obligation shall not apply (i) to any Products and/or Support Services, or portion thereof, manufactured and/or provided to specifications furnished by NECOMAL or on NECOMAL’s behalf, or (ii) to any infringement arising out of the use of such Products and/or Support Services in combination with other equipment, software or services not sold or recommended by Supplier, or (iii) to use in a manner not normally intended, or (iv) to any patent, copyright, trademark or trade secret in which NECOMAL, or any of NECOMAL’s affiliates has a direct or indirect interest, or (v) if NECOMAL has not provided Supplier with prompt notice, authority, information and assistance necessary to defend the action, or (vi) to any claim alleging infringement of any intellectual property right or interest in FOSS.

133

The Supplier shall retain the right, in its sole discretion, to modify or replace the infringing Products or Services with non-infringing Products or Services and the Supplier shall give NECOMAL reasonable advance notice of such action.

134	The provisions of this clause 17 shall survive the termination of this Agreement, irrespective of the reasons for termination.

135	SUPPLIER RESPONSIBILITIES

136

Supply of Products and Support Services. The Supplier shall supply the Products and Support Services to NECOMAL in accordance with the provisions of this Agreement and agreed timeline in accepted Purchase Orders. Shipping or delivery dates are estimates only and subject to change based on Supplier’ commitments at the time NECOMAL’s Purchase Order is received and accepted, on NECOMAL’s diligence in providing all information necessary to permit Supplier to complete the Purchase Order and on NECOMAL’s ability to secure financing of the Purchase Order. When Supplier is providing financing to NECOMAL, shipments will not be made until all required security agreements and financing statements have been executed and approved by Supplier.

Distributor Agreement

137

Insurance. Each party shall put in place and maintain appropriate public liability insurance for in respect of each claim and Supplier shall also put in place appropriate product liability insurance in respect of each product liability claim for the duration of this Agreement. Each party shall promptly provide copies of the insurance certificates to the other party at the other party’s request.

138

Licences and permits. The Supplier shall obtain and maintain in force all licences, permissions, authorisations, consents and permits needed to supply the Products and Support Services in accordance with this Agreement.

139	Personnel. The Supplier shall employ a sufficient number of competent and qualified personnel to carry out its obligations under this Agreement.

140	NECOMAL RESPONSIBILITIES

141	Marketing. Subject to clause 14 hereof, NECOMAL shall use reasonable efforts to market, advertise, and otherwise promote and sell the Products in the Territory.

142

Employee Training. NECOMAL shall ensure that any of its employees who are responsible for the marketing, sales, and technical support services for the Products have proper skill, training, and background to enable them to provide these services in a competent and professional manner.

143	Sales Forecast. NECOMAL shall provide the Supplier with a non-binding quarterly sales forecast, in a mutually agreed-upon format.

144

Markings and Notices. NECOMAL will not remove or alter any trademarks, Product identification, notices of any proprietary or copyright restrictions, or other markings or notices that appear on the Products or their packaging.

145	No Reverse Engineering. NECOMAL will not:

146

create or attempt to, or aid or permits others to, create by reverse engineering, disassembly, de-compilation, reverse engineering or otherwise, the internal structure, the source code, hardware design, or organization of any Product, unless expressly permitted by Law;

147	copy, modify, translate, or create derivative works of software included in any Product, unless the Supplier consents in writing; or

148	separate the Product into component parts for distribution or transfer to a third party.

149	LICENSE GRANTS

150

Software License Grant. Supplier hereby grants NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute any software incorporated in Products solely for use by the End Customers in the Territory in and in connection with their use of Products and always subject to such End Customers abiding by the terms of Supplier’s End-User License Agreement included in Supplier’s Terms.

Distributor Agreement

151	Documentation License Grant. Supplier hereby grants to NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to:

152

reproduce or transmit documentation Supplier provides NECOMAL for marketing, selling, and distributing the Products (provided such documentation is not modified and Supplier’s proprietary notices are not removed); and

153	reproduce and transmit any user manuals and other documentation Supplier creates for customers in connection with the Products.

154

Supplier Trademark License Grant. Supplier hereby grants to NECOMAL a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use Supplier’s name, trademarks, logos, and other identifying information on marketing literature, advertising, promotions, customer information, and programs NECOMAL creates in connection with the Products, subject to Supplier’s written approval as well as guidelines for use, in each instance.

155

Trademark Use. NECOMAL shall comply with all of Supplier’s policies regarding the use and display of Supplier’s name, trademarks, logos, and other identifying information that Supplier provides to NECOMAL in writing.

156	COMPLIANCE WITH LAWS.

Each	Party shall:

157	At its own expense comply with all applicable Laws relating to the subject matter of the Agreement and in the performance of its duties under this Agreement, and

158	notify the other Party if it becomes aware of any non-compliance in connection with this clause 21.

Export	Controls:

A. It is expressly understood that this Agreement, and all obligations arising hereunder are subject to U.S. Government export control laws and regulations, as amended, including without limitation, the requirement to obtain necessary approvals and licenses prior to the acceptance of any Purchase Orders, or the export of Products hereunder. Such shall also apply, by way of example only, to spare parts, warranty items delivered by Supplier in connexion with the Products, and the in-country transfer or re-export of any such Products by Distributor or an End Customer thereafter. Any Products purchased by or provided to Distributor, including any technical data or documentation pertaining thereto, shall not be sold, leased or assigned, transferred, conveyed or in any manner disposed of, either directly or indirectly, without the prior written approval of the United States Government, in accordance with U.S. Law.

B. Each Party agrees to use reasonable efforts to obtain all necessary U.S Government approvals or licenses for the export and/or import of the Products hereunder for resale within the Territory. Distributor agrees to use reasonable efforts to provide timely and accurate End User Statements to Supplier, as appropriate, prior to Supplier’s application for export license and submission of this Agreement to the appropriate U.S. Government Authority to secure the appropriate export approval.

Distributor Agreement

C. Supplier shall be excused from performance, and not be liable for damages, including the assessment of late deliveries penalties, for failure to deliver the Products hereunder resulting from the U.S Government’s delay, denial, or withdrawal of approval to export Products to Distributor or an End Customer PROVIDED THAT the Supplier shall, without any unreasonable delay, inform to the Distributor about such delay in writing.

D. If Supplier has reason to believe that NEC has misrepresented, or failed to properly disclose, any fact regarding end use, End Customers or country of ultimate destination or any other information supplied or requested pursuant to the End Use Statement, Supplier may without liability to NEC terminate this Agreement for default immediately and discontinue all performance hereunder.

E. NECOMAL is responsible for obtaining any necessary import licences or permits required for the entry of the Products into the Territory or their delivery to NECOMAL. Further, NECOMAL is responsible for any customs, duties, clearance charges, taxes, brokers’ fees and other amounts payable in connection with the importation and delivery of the Products into the Territory.

159	DATA PROTECTION

All personal data contained in this Agreement shall be processed in accordance with the relevant data protection laws in force in the Territory.

160	COMPLIANCE WITH CODE OF CONDUCT:

By entering into this agreement, the Supplier hereby confirms its compliance with the NEC Group’s Code of Conduct Policy, which can be found at https://my.nec.com/en_MY/about/about-nec-asia-pacific/csr/Ethical_Procurement.html. NECOMAL undertakes to comply at all times with Supplier’s Code of Conduct available at : https://investors.aviatnetworks.com/code-conduct-0 and as may be updated by Supplier from time to time.

161	CONFIDENTIALITY OBLIGATIONS.

162	Each Party (“Recipient”) undertakes to the other Party (“Disclosing Party”) that:

163

it will treat all Confidential Information as confidential and will not disclose such Confidential Information to any third Party, other than its auditors and other professional advisers, without the Disclosing Party’s prior written consent;

164

if it discloses any Confidential Information to its auditors and other professional advisors, it will ensure that such auditors and professional advisors are bound by obligations of confidentiality no less onerous than those contained in this clause 24;

165

it will only disclose the Confidential Information to those of its employees, contractors and agents who require such Confidential Information to perform their duties and all such employees, contractors and agents will be bound by obligations of confidentiality no less onerous than those contained in this clause 24; and

166	will not use such Confidential Information other than for the purposes of this Agreement.

167	The provisions of clause 24.1 shall not apply to Confidential Information which:

168	was developed by Recipient independently of the Confidential Information disclosed by the Disclosing party which can be verified by independent evidence; or

Distributor Agreement

169	has been or becomes now or in the future published in the public domain without breach of this Agreement or breach of a similar agreement by a third party; or

170	is disclosed or used by Recipient after receiving express written consent from an authorized representative of the Disclosing party to disclose or use; or

171

is required to be disclosed by law or in terms of a court order of a court of competent jurisdiction or otherwise in accordance with any direction or request issued by any governmental or regulatory body, in which event the recipient shall (i) only disclose such of the Confidential Information as is strictly required; (ii) use its reasonable endeavours to seek confidential treatment of such Confidential Information; and (iii) notify the disclosing Party as soon as reasonably possible (and if possible prior to any disclosure) of its obligation to so disclose.

172

The obligations contained in this clause 24 shall survive a period of one (1) year after the termination of this Agreement or until the Confidentiality Information has become part of the public domain, whichever is longer.

173	PUBLICITY

174

Consent. Save for the use as set out in this Agreement, neither Party will use the other Party’s name, logo, or trademarks, or issue any press release or public announcement regarding this Agreement, without the other Party’s written consent, unless specifically permitted under this Agreement or required by Law.

175

Cooperation. The Parties shall cooperate to draft all appropriate press releases and other public announcements relating to the subject matter of this Agreement and the relationship between the Parties.

176	FORCE MAJEURE

177

Notwithstanding any other provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement or otherwise liable to the other Party (or its Affiliates) as a result of any delay or other failure in the performance of its obligations under this Agreement (other than an obligation to pay money, including the Fees) if and to the extent that such delay or other failure is caused by an event or circumstance which was unforeseeable and not within the reasonable control of the Party concerned (“Force Majeure Event”). The Party affected by a Force Majeure event shall be granted with an equitable extension of time for performance of the relevant obligation(s) provided that it complies with clause 26.2.

178	A Party whose performance of its obligations under this Agreement is delayed or prevented by a Force Majeure Event shall:

179	notify the other Party of the nature, extent, effect and likely duration of the circumstances constituting the Force Majeure Event as soon as reasonably practicable; and

180	after cessation of the Force Majeure Event, as soon as reasonably practicable notify the other Party thereof and resume full performance of its obligations under this Agreement.

181

If the performance by any Party of any of its obligations under this Agreement is affected by an event of Force Majeure for a continuous period in excess of thirty (30) days, the Parties hereto shall enter into bona fide discussions with regards to the possible resolutions and remedial measures with a view to alleviating its effects or to agree upon such alternative arrangements as may be fair and reasonable.

Distributor Agreement

182

Where the event of Force Majeure persists for a continuous period exceeding 30 Days from the occurrence of the event of Force Majeure or a total of more than 60 Days in six (6) months or when Parties have no resolutions further to the discussions in Clause 26.3 above, both Parties may mutually terminate this Agreement in accordance with the applicable terms as stipulated in Clause 28.3 of this Agreement.

183	NON-SOLICITATION

184

Neither Party shall, whether directly or indirectly and whether for its own benefit or the benefit of any third party, at any time while this Agreement is in force and for a period of 12 (twelve) months from the date on which this Agreement terminates encourage, entice, induce, solicit, offer employment or employ any person employed by the other Party who has had a material role in the performance of this Agreement, other than via a job advertisement to the general public.

185	TERMINATION

186	Termination for Material Breach. Each Party may terminate this Agreement with immediate effect by delivering written notice of the termination to the other Party, if:

187

the other Party fails to materially perform, has made or makes any material inaccuracy in, or otherwise materially breaches, any of its obligations, covenants, or representations in this Agreement; and

188

such failure, inaccuracy, or breach is either non-remediable or continue unremedied for a period of more than 14 (fourteen) Business Days’ after the injured Party delivers notice to the breaching Party reasonably detailing the breach.

189

Termination for Insolvency. If either Party becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other Party may terminate this Agreement with immediate effect by delivering notice of the termination to the first Party.

190

Termination due to Force Majeure. If due to Force Majeure, a Party is or shall be unable to perform a material obligation under this Agreement or is delayed or prevented from performing its obligations for a continuous period exceeding 30 Days or a total of more than 60 Days in six (6) months, NECOMAL may terminate this Agreement with immediate effect by delivering notice of the termination to the Supplier.

191

Termination for convenience. The Parties may terminate this Agreement by mutual agreement in writing during the Initial Term. Either party shall be entitled to terminate this Agreement without cause and without liability to the other Party during the Renewal Term, by observing a two (2) months’ notice period prior to the effective termination date.

192	EFFECT OF TERMINATION

193	Termination of Obligations.

194	On termination for any reason or expiry of this Agreement, the following shall occur:

195

NECOMAL shall cease to represent itself as Supplier’s authorized distributor, cease to use Supplier’s trademarks, and promptly return to Supplier any demonstration equipment or Products not intended for sale.

Distributor Agreement

196

Except for termination for cause, Supplier agrees to fulfil NECOMAL’s Purchase Orders accepted by Supplier prior to the effective date of termination, provided that NECOMAL can and will comply with all provisions of the Agreement, and NECOMAL agrees to make full payment for such Purchase Orders, all in accordance with this Agreement, to the same extent as if termination had not occurred. Supplier’s acceptance of any Purchase Orders from NECOMAL after the effective date of termination (or payment therefor), will not have the effect of renewing, or extending the Term of this Agreement.

197

Neither Supplier nor NECOMAL shall be liable to the other by reason of expiration or termination of this Agreement including, without limitation, any liability for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases, or commitments made in connection with the business or goodwill of Supplier or NECOMAL, or otherwise.

198

No Further Liability. On termination or expiration of this Agreement, neither Party will be liable to the other Party, except for liability that arose before the termination or expiration of this Agreement, including but not limited to payment obligations and any antecedent breaches.

199

Continued Assistance. Subject to the issuance by NECOMAL of one or more Purchase Orders for Support Services, the scope and terms of which shall be agreed between the Parties, the Supplier shall provide such assistance as NECOMAL may reasonably require and as Supplier may reasonably offer after the termination or expiry of this Agreement.

200

Return or Destroy of Materials Confidential Information. Each Party shall promptly cease to use and shall return or (at the other Party’s reasonable request) securely destroy all Confidential Information and other equipment, materials and property of the other Party then in its possession or control in connection with the supply of the Products and Support Services under this Agreement and shall on request certify in writing that this has been done.

201

Continuing Provisions. Any provision of this Agreement which expressly or by implication is intended to continue in force after termination shall do so notwithstanding termination or expiry of this Agreement.

202	INDEMNIFICATION

203

Indemnification by Supplier: The Supplier shall indemnify NECOMAL against any and all losses, damages, liability, costs and expenses, including reasonable attorneys’ fees directly arising out of any claims, actions or proceedings brought by a third party claiming:

204	a breach of any provision of this Agreement by Supplier or Supplier’s representatives;

205

any negligence or act or omission, wilful misconduct, or other tortious conduct of Supplier or Supplier’s representatives, including any resulting bodily injury, death of any person, or damage to real or tangible personal property;

206	any infringement by the Supplier of any Intellectual Property Right of a third party;

207	any failure by the Supplier or Supplier’s representatives to comply with any applicable laws;

208	a breach by the Supplier or Supplier’s representatives of its agreement with a third party as a result of, or in connection with, entering into, performing under, or terminating this Agreement.

209

Indemnification by NECOMAL: NECOMAL shall indemnify Supplier and Supplier’s affiliates against all losses, damages, liability, costs and expenses (including reasonable professional fees) arising out of any claims, actions or proceedings arising out of or relating to any third-party claim relating to or alleging:

Distributor Agreement

210	a breach of any provision of this Agreement by NECOMAL or NECOMAL’s representatives;

211

any negligence or act or omission, wilful misconduct, or other tortious conduct of NECOMAL or NECOMAL’s representatives, including any resulting bodily injury, death of any person, or damage to real or tangible personal property

212	any promotion, demonstration, implementation, or integration made by NECOMAL and not expressly directed by Supplier infringes any Intellectual Property Right of a third party;

213	a purchase of the Products by any person or entity purchasing through NECOMAL or NECOMAL’s representatives and not directly relating to a claim of Limited Warranties breach;

214	any representations or statements made by NECOMAL or NECOMAL’s representatives not specifically authorized by Supplier herein or in writing;

215	any failure by NECOMAL or NECOMAL’s representatives to comply with any applicable laws;

216	a breach by NECOMAL or NECOMAL’s representatives of its agreement with a third party as a result of, or in connection with, entering into, performing under, or terminating this Agreement; or

217	Exclusions.

Neither Party will be required to indemnify the other Party against losses to the extent such losses are caused or contributed to by the other Party.

218	LIMITATION ON LIABILITY

219	Nothing in the Agreement limits any liability which cannot legally be limited, including liability for: (a) death or personal injury caused by negligence; or (b) fraud or fraudulent misrepresentation.

220

Subject to clause 31.1, each Party’s total liability to the other Party (“Aggrieved Party”) or any third party claiming through the Aggrieved Party shall not exceed the actual value of Purchase Orders issued to Supplier by NECOMAL under this Agreement in the 12 (twelve) months immediately preceding the date upon which the claim arose. Each Party’s total and liability includes liability in contract, tort (including negligence), breach of statutory duty, or otherwise, arising under or in connection with the Agreement.

221

Notwithstanding any provision to the contrary of this Agreement, the following types of loss are wholly excluded: (a) loss of revenue, (b) loss of profits, (c) loss of sales or business, (d) loss of agreements or contracts, (e) loss of use, (f) loss of anticipated savings, (g) loss of or damage to goodwill, (h) lost or corrupted data, (i) losses resulting from system shutdown, failure to accurately transfer, read or transmit information, failure to update or provide correct information, (j) system incompatibility or providing incorrect compatibility information, (k) breaches in system security, and (l) special, indirect, incidental, punitive or consequential losses of any party, including third parties, even if Supplier has been advised of the possibility of such losses. The exclusions stated in this clause 31.3 shall apply to any claim or cause of action whether in contract or tort (including negligence, strict liability or breach of warranty).

Distributor Agreement

222	This clause shall survive the termination or expiration of this Agreement.

223	ANTI-CORRUPTION OBLIGATION

224

Each Party shall not, and shall procure that its employees and agents shall not, offer, give or agree to give any person, or accept or agree to accept from any person, whether for itself or on behalf of another, any gift, payment, consideration, financial or non-financial advantage or benefit of any kind, which constitutes an illegal or corrupt practice under the laws of any country, either directly or indirectly in connection with this Agreement, or otherwise than in connection with this Agreement (the “Anti-Corruption Obligation”).

225	Each Party shall immediately disclose in writing to the other Party details of any breach of the Anti-Corruption Obligation. This is an ongoing obligation.

226	Each Party shall:

227	always maintain strict compliance with the Anti-Corruption Obligation;

228	monitor its employees, agents and sub-contractors who are acting in connection with this Agreement to ensure compliance with the Anti-Corruption Obligation; and

229	make clear, in all its dealings in connection with this Agreement, that it is required by the other Party to act, and is acting, in accordance with the Anti-Corruption Obligation.

230

Any breach of this clause 32 by a Party shall entitle the other Party to immediately terminate this Agreement by delivering notice of the termination to the Party in breach and the Party in breach hereby indemnifies the other Party in full for any damages and losses of any nature incurred, caused, arising out of or in connection to such breach.

231	GENERAL PROVISIONS

232

Entire Agreement. The Parties intend that this Agreement, together with all attachments, schedules, exhibits, and other documents that both are referenced in this Agreement and refer to this Agreement:

233	represent the final expression of the Parties’ intent relating to the subject matter of this Agreement;

234	contain all the terms the Parties agreed to relating to the subject matter; and

235	replace all of the Parties’ previous memorandums of understanding, discussions, understandings and agreements relating to the subject matter of this Agreement.

236 Counterparts

237	Signed in Counterparts. This Agreement may be signed in any number of counterparts.

238	All Counterparts Original. Each counterpart when signed and dated is an original.

239	Counterparts Form One Document. Together, all counterparts shall constitute one single document.

Distributor Agreement

240

Electronic exchange. Each Party may evidence their signature of this Agreement by transmitting by email a signed signature page of this Agreement in PDF format together with the final version of this Agreement in PDF or Word format, which shall constitute an original signed counterpart of this Agreement.

241

Severability. If any part of this Agreement is declared illegal, unenforceable or invalid, the remainder will continue to be legal, valid and enforceable. If any provision of this Agreement (or part of any provision) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of it was deleted or modified, the provision or part-provision in question shall apply with such deletions or modifications as may be necessary to make the provision legal, valid and enforceable. In the event of such deletion or modification, the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable alternative provision.

242	Amendment. This Agreement can be amended only by a writing signed by both Parties.

243 Waiver

244

Affirmative Waivers. No Party’s failure, delay or neglect to enforce any rights, power or remedy provided by law or under this Agreement will operate as a waiver of that Party’s right, power or remedy nor shall it preclude or restrict any future exercise of that or any other right, power or remedy.

245

Written Waivers. A waiver of any term, provision, condition or breach of this Agreement is only effective if it is in writing and signed by the Party granting the waiver and then only in the instance and for the purpose for which it is given.

246

No Course of Dealing. No single or partial exercise of any right, power or remedy provided by law or under this Agreement will preclude any further exercise of it or the exercise of any other right, power or remedy.

247

No Relationship. Save for the provisions set out in this Agreement, nothing herein creates any special relationship between the Parties, such as a partnership, joint venture, or employee/employer relationship between the Parties.

248

No Authority. Save for the provisions set out in this Agreement, neither Party will have the authority to, and will not, act as agent for or on behalf of the other Party or represent or bind the other Party in any manner.

249

Assignment. Neither Party may assign this Agreement or any of their rights or obligations under this Agreement without the other Party’s written consent, such consent shall not be unreasonably withheld or delayed; provided, that the Supplier may assign to one or more of its affiliates, provided that such affiliate and the Supplier are jointly and severally liable for all of the Supplier’s obligations under this Agreement.

Distributor Agreement

250	Further Assurance. Each Party shall do all acts and execute all documents which are necessary to give full effect to this Agreement.

251

Conflict. In the event of any conflict between this Agreement and its Annexures or between this Agreement and any other terms of a Purchase Order, the provisions of this Agreement (including Supplier’s Terms incorporated by reference into this Agreement) shall prevail.

252

Costs and expenses. Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, signature and performance of this Agreement (and any documents referred to in it).

253 Language. The language of this Agreement is English. All documents, notices, waivers, variations and other written communications relating to this Agreement shall be in English.

254	Third party rights. Except as expressly provided for in this Agreement, a person who is not a party to this Agreement shall not have any rights to enforce any of the provisions of this Agreement.

255 Notices

256

Method of Notice. The Parties shall give all notices and communications between the Parties in writing by: (i) personal delivery; (ii) a nationally-recognized, next-day courier service; (iii) first-class registered or certified mail, postage prepaid; or (iv) electronic mail to the Party’s address specified in this Agreement, or to the address that a Party has notified to be that Party’s address for the purposes of this section.

257	Receipt of Notice. A notice given under this Agreement will be effective on

258	the other Party’s receipt of it; or

259	if mailed, the earlier of the other Party’s receipt of it and the [fifth] business day after mailing it.

260 Dispute Resolution

261

Arbitration. Any dispute or controversy arising out of or in connection with this Agreement will be settled by arbitration in the Asian International Arbitration Centre (AIAC),Malaysia according to the rules of the AIAC Rules then in effect, and by a tribunal of 3 (three) arbitrators, chaired by one (1) arbitrator appointed by the Director of AIAC, and the remaining two (2) arbitrators will be nominated by each of the Parties respectively. The award of arbitration is final and binding, save for fraud or manifest errors.

262	Judgment. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

263	Arbitrator’s Authority. The arbitrator will not have the power to award any punitive or consequential damages.

Distributor Agreement

264	Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of Singapore.

265 Domicilium Citandi et Executandi

266

Any notice in terms of this Agreement may be hand delivered to the physical address of the Parties, in which event proof of acknowledgment shall be endorsed upon a copy of the notice, together with the name of the recipient and date of receipt, or may be sent by registered post to the nominated postal addresses of the Parties, in which event proof of postage issued by the relevant postal authority will serve as proof.

267

The Parties respectively choose their domicilium citandi et executandi for all purposes under this Agreement, whether in respect of notices or other documents or communications of whatsoever nature at the following addresses:

Supplier:         Physical Address                     Postal Address

               51 Changi Business Park         ShentonWay#18-01,

           Central 2, #08-03                     SGX

           CentreI,Singapore

           The Signature                           Singapore068804

       Facsimile number: […]

       Email Address: […]

NECOMAL:  Suite 19-01, Level 19, The Gardens South Tower

  Mid Valley City, Lingkaran Syed Putra

  59200 Kuala Lumpur, Malaysia

  Facsimile number: 603 22996323

Email Address:

1.	Kusha Tunku Sufian : […]

2.	Eddie Hooi : […]

Distributor Agreement

Signatories	in Execution

SIGNED at ___________________________on this _____ day of __________ 2023 in the presence of the undersigned witness

As witness_______________________________________ Name:_________________________	for and on behalf of the NEC CORPORATION OF MALAYSIA SDN BHD (who warrants that he/she is duly authorised) Name:

SIGNED at _ _on this _ day of _ _ 2023 in the presence of the undersigned witness

_______________________________________ As witness Name:	for and on behalf of AVIAT NETWORKS (S) PTE. LTD. (who warrants that he/she is duly authorised) Name:

Distributor Agreement

Annexure A - Products, Services and Price List

[Intentionally	omitted]

Annexure B - Support Services – Level 3 and Support Service Charges

[Intentionally	omitted]

SCHEDULE 2

MSBA – SCHEDULE 28

SAUDI ARABIA & MALAYSIA ARRANGEMENTS

Part 1

SAUDI ARABIA

[Intentionally omitted]

Part 2

MALAYSIA

[Intentionally omitted]

SCHEDULE 3

MSBA – SCHEDULE 2

ASSETS AND OTHER TRANSFERRING CONTRACTS

Part 1

ASSETS

1.

Sales Agreements listed in Annex 3 of the Disclosure Letter (including all (i) research and development road maps or other commitments therein or otherwise related thereto as set out in item 3.1.1 […], and (ii) all amounts outstanding and receivable thereunder as at the Completion Date), except in respect of Portugal where there are no outstanding accounts receivable due and the following Vietnamese Sales Contracts listed […]:

(a)	[…]; and

(b)	[…].

2.	Supply Agreements listed in Annex 4 of the Disclosure Letter (including all amounts outstanding and payable thereunder as at the Completion Date).

3.	Assets solely relating to or used primarily for the Business listed in Annex 5 of the Disclosure Letter.

4.	The PASOLINK Marks and the Other Transferred IP.

5.	The Other Transferring Contracts set forth on Part 3 of this Schedule 2.

6.	Assets including in Working Capital of the Business or otherwise set forth as assets on the Completion Consolidated Balance Sheet.

For	the avoidance of doubt, this Part 1 of Schedule 2 and Part 3 of Schedule 2 shall not include any Non-Transferring Contracts set forth on Schedule 29.

…

Part 3

OTHER TRANSFERRING CONTRACTS

[Intentionally omitted]

SCHEDULE 4

MSBA – DISCLOSURE LETTER

ANNEX 3

LIST OF SALES AGREEMENTS

[Intentionally omitted]

ANNEX 4

LIST OF SUPPLY AGREEMENTS

[Intentionally omitted]

ANNEX 5

LIST OF BUSINESS ASSETS

[Intentionally omitted]

SCHEDULE 5

MSBA – NON-TRANSFERRING CONTRACTS

[Intentionally omitted]

SCHEDULE 6

ESTIMATED CONSOLIDATED BALANCE SHEET

[Intentionally omitted]

SCHEDULE 7

ESTIMATED SEPARATE BALANCE SHEETS

[Intentionally omitted]

SCHEDULE 8

IPLA EXHIBITS

IPLA Exhibit B-1

NEC Patents

[Intentionally omitted]

IPLA Exhibit B-2

Related Japanese Patents

[Intentionally omitted]

IPLA Exhibit B-3

Abandoned Patents

[Intentionally omitted]

Exhibit C of IPLA

Products and NEC Network Management System

[Intentionally omitted]

SCHEDULE 9

LIST OF CUSTOMER REVENUE IN CALENDAR YEAR 2022 FOR EACH CUSTOMER

[Intentionally omitted]

SCHEDULE 10

PURCHASE PRICE ALLOCATIONS

PART 1

SELLING ENTITIES AND PURCHASING ENTITIES

[Intentionally omitted]

PART 2

PURCHASE PRICE ALLOCATION AMONG SELLER AND SELLING ENTITIES

[Intentionally omitted]

PART 3

PURCHASE PRICE ALLOCATION AMONG ASSETS OF EACH OF SELLER AND SELLING ENTITIES

[Intentionally omitted]

SCHEDULE 11

PART 1

[Intentionally omitted]

PART 2

BUSINESS EMPLOYEES

[Intentionally omitted]

SCHEDULE 12

SEC FINANCIAL STATEMENTS

[Intentionally omitted]

SCHEDULE 13

PDM MATERIALS

[Intentionally omitted]

SIGNATORIES

SIGNED for and on behalf of NEC CORPORATION	) )	/s/Asako Aoyama Name: Asako Aoyama Title: Corporate Senior Vice President, Deputy CFO

60

SIGNED for and on behalf of AVIAT NETWORKS, INC.	) )	/s/Peter A. Smith Name: Peter A. Smith Title: President and Chief Executive Officer